Exhibit 99.1

Applied Minerals Appoints Chris Carney as Chief Financial Officer

NEW YORK, NY—August 12, 2015 - Applied Minerals, Inc. (the "Company" or "Applied Minerals") (OTCQB: AMNL), a leading global producer of halloysite clay and advanced natural iron oxides, has appointed Chris Carney as Chief Financial Officer for the Company. Mr. Carney will replace Nat Krishnamurti who has resigned to pursue another professional opportunity.

Since 2012 Mr. Carney has been Vice President of Business Development for Applied Minerals. From 2009 through 2012, he was the Interim Chief Financial Officer of the Company, instrumental in the successful transition from Atlas Mining to Applied Minerals. Mr. Carney graduated with a BA in Computer Science from Lehman College and an MBA in Finance from Tulane University.

“It has been a privilege to be part of the Applied Minerals management team for the past three years," said Mr. Krishnamurti. As I take on another professional opportunity, I wish the Company continued success.”

John Levy, Chairman of Applied Minerals, stated: “On behalf of our board and management team, I would like to thank Nat for his service and contributions over the past several years and wish him success in his new endeavor.” “We welcome Chris Carney back to the position of CFO. We are pleased to have someone with his financial experience and understanding of our business assume this important role as the Company progresses on the commercialization front.”

About Applied Minerals

Applied Minerals is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Contact:

Investor Relations:

MZ North America

Greg Falesnik

Senior Vice President

1-949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us